FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC.  SUBSIDIARY COMPLETES ACQUISITION OF SCHIEK’S PALACE ROYALE GENTLEMEN’S CLUB IN MINNEAPOLIS

HOUSTON – (July 29, 2011) – A subsidiary of Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s leading group of upscale gentlemen’s clubs, has completed the acquisition of the Minneapolis gentlemen’s club known as Schiek’s Palace Royale for $2,875,000. In addition a subsidiary of Rick’s Cabaret acquired the real estate associated with the club at South 4th Street in downtown Minneapolis for $3,250,000.

Closings on the transaction had been delayed because the shutdown of Minnesota state government offices had prevented issuance of required alcoholic beverage licenses, all of which have now been delivered. The Rick’s Cabaret subsidiary has begun operating the club, which will now be known as The Downtown Cabaret.

The acquisition brings to 22 the number of clubs in the Rick’s Cabaret group nationwide.

Eric Langan, president and CEO of Rick’s Cabaret said: “The Downtown Cabaret is a great location for us. We now have the top two clubs in the Minneapolis market, along with accompanying efficiencies in management, marketing and purchasing. We will be announcing details of our grand opening very soon and we think the market will be delighted with the changes we’ll be making.”

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) subsidiaries operate 22 adult nightclubs nationwide serving primarily businessmen and professionals. The clubs offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names including "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com or visit www.ricksinvestor.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements are described in forms filed with the SEC from time to time and available at www.ricksinvestor.com or on the SEC's internet website at www.sec.gov.   Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricksinvestor.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com